EXECUTION VERSION

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT

Dated as of June 5, 2009

THIS AMENDMENT NO. 1 TO THE CREDIT AGREEMENT (this "Amendment") is entered into by and among LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Administrative Agent under the Credit Agreement referred to below (the "Agent"), ABITIBIBOWATER INC., a Delaware corporation ("Parent"), BOWATER INCORPORATED, a Delaware corporation ("Bowater"), BOWATER CANADIAN FOREST PRODUCTS INC. a Nova Scotia company ("Bowater Canada ", and together with the Parent and Bowater, the "Borrowers"), and each of the Lenders under the Credit Agreement referred to below (the "Lenders").

PRELIMINARY STATEMENTS:

(1)        Reference is made to that certain Senior Secured Superpriority Debtor In Possession Credit Agreement dated as of April 21, 2009 (the "Credit Agreement") in connection with the Cases (as defined therein) by and among the Borrowers, the guarantors from time to time party thereto, the Lenders and the Agent. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

(2)        The parties to the Credit Agreement have agreed to make certain amendments thereto as set forth below.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Amendments and Limited Waiver. Effective as of the date hereof, subject to the satisfaction of the conditions precedent set forth in Section 2 hereof:

(a)        The defined term "Avoidance Actions" set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

"Avoidance Actions" shall mean avoidance actions of the Borrowers under Chapter 5 or

Section 724(a) of the Bankruptcy Code (and proceeds thereof). The term does not include an action to avoid a transfer under Section 549 of the Bankruptcy Code.

(b)        The defined term "Base Rate" set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

"Base Rate" means a fluctuating interest rate per annum in effect from time to time,

which rate per annum shall at all times be equal to the higher of (a) ½ of 1% per annum above the

Federal Funds Rate and (b) 4.50%.

(c)          The defined term "Consolidated EBITDA" set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

"Consolidated EBITDA" means, for any period, the sum for the Bowater Entities

(determined on a combined basis, without duplication, in accordance with GAAP) of the following:

(a)        Consolidated Net Income for such period,

plus

(b)        the sum of the following to the extent deducted in determining Consolidated Net Income for such period:

(i)         income taxes for such period (or minus, to the extent added in determining Consolidated Net Income for such period, income tax benefit for such period);

(ii)        amortization, depreciation and depletion expense for such period;

(iii)       other non-cash charges for such period including, but not limited to, non-cash pension expense, non-cash incentive compensation expense and equity-based compensation expense;

(iv)       minority interest expense for such period;

(v)        Consolidated Interest Expense for such period;

(vi)       any extraordinary charges for such period;

(vii)      any unusual or non-recurring charges for such period including, but not limited to (a) Chapter 11 and CCAA expenses (or administrative costs reflecting Chapter 11 and CCAA expenses, including, but not limited to, professional fees) and (b) severance expense and closure costs up to an amount not to exceed five percent (5%) of the Consolidated EBITDA of the Parent and its Subsidiaries (as calculated without giving effect to this clause (vii) or clause (viii) below); and

(viii)     any net loss on any Asset Disposition during such period,

less

(c)        the sum of the following to the extent included in determining Consolidated Net Income for such period:

(i)         the aggregate amount of interest income for such period;

(ii)        any extraordinary gains during such period;

(iii)       any unusual or non-recurring gains during such period, which shall exclude any income associated with fuel tax credits arising under IRC Section 6426(e); and

(iv)       any net gain on any Asset Disposition during such period;

provided that, for purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner consistent with Regulation S-X of the SEC or otherwise reasonably acceptable to the Required Lenders, to include or exclude, as applicable, as of the first day of any applicable period, any permitted Asset Disposition closed during such period.

(d)        The defined term "Consolidated Fixed Charge Coverage Ratio" set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

"Consolidated Fixed Charge Coverage Ratio" means, as of the last day of any Fiscal

Quarter, with respect to the Bowater Entities for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date, taken as one accounting period, the ratio of (a)

Consolidated EBITDA as of such last day of such Fiscal Quarter to (b) the sum of (i) interest payable on, and amortization of debt discount in respect of, all Debt for borrowed money, plus

(ii) principal amounts of all Debt for borrowed money payable, in each case, of or by the Bowater

Entities for or during such period.

(e)          Section 1.01 of the Credit Agreement is hereby amended to add the new defined term "Federal Funds Rate" in its proper alphabetical order:

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business

Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by

it.

(f)           The first paragraph of Section 2.05 of the Credit Agreement is hereby amended in its entirety to read as follows:

"The Borrowers shall pay interest on the unpaid principal amount of the Advances from the Borrowing Date until such principal amount shall be paid in full, in arrears on the 21st day of each calendar month (or if such day is not a Business Day, the immediately preceding Business

Day), and (with respect to LIBOR Advances) at the end of each Interest Period, and on the date that such Advances are Converted or repaid in full, at the following rates per annum:".

(g)          The definition of "ABL Facility" set forth in Section 1.01 of the Credit Agreement, and each of Sections 2.10(e), 2.12(a), 2.14(d) and 5.02(a)(iii) of the Credit Agreement, are hereby amended to add the words "each of" before the words "the Initial Lenders".

(h)          Section 5.01(n)(v) of the Credit Agreement is hereby amended in its entirety to read as follows:

"(v)      As soon as reasonably practicable but no later than June 20, 2009 (or such later date as the Required Lenders may approve), the Borrowers shall have appointed a Chief

Restructuring Officer reasonably acceptable to the Required Lenders."

(i) Section 5.01(n)(vii) of the Credit Agreement is hereby amended in its entirety to read as follows:

"(vii)    As soon as reasonably practicable but no later than June 30, 2009, the Borrowers shall obtain private debt ratings on the Obligations under the DIP Facility from Moody's and

Standard & Poor's."

(j)           Section 5.01(n)(x) of the Credit Agreement is hereby amended by replacing the words "Within 45 days following the Closing Date" set forth in the first line thereof with the words "As soon as reasonably practicable but no later than June 30, 2009".

(k)          Section 5.02(b) is hereby amended as follows: (i) clause (xv) is amended by replacing the phrase "together with any equity or capital investments permitted pursuant to Section 5.01(h)(vii)" with the phrase "together with any Investments permitted pursuant to Section 5.02(g)(viii)", (ii) clause (xvii) is amended by deleting the word "and" after the semicolon at the end thereof, (iii) clause (xviii) is amended by replacing the period at the end thereof with "; and" and (iv) new clause (xix) is hereby added at the end thereof to read as follows:

"(xix) Debt owed by Calhoun Newsprint Company to one or more Bowater Entities

(provided that such Debt shall be payable by such entity on demand by the Credit Party to the extent required pursuant to the Intercompany Subordination Agreement); provided that the aggregate amount of such Debt, together with any Investments in Calhoun Newsprint Company permitted pursuant to Section 5.02(g)(viii) (without duplication), shall not exceed $10,000,000 outstanding on any date of determination (which amount shall be calculated as the net balance of such loans, advances and investments as reduced by any repayments or distributions made with respect thereto)."

(l)           Section 5.02(g)(viii) is hereby amended by replacing the phrase "to the extent permitted by Section 5.02(b)(xv)" with the phrase "to the extent permitted by Section 5.02(b)(xv) or (xix)."

(m)         Section 7.01(m) of the Credit Agreement is hereby amended by replacing the phrase "an event with respect to any Canadian Pension Plan which would entitle any Person (without the consent of the applicable Credit Party) to wind-up or terminate any Canadian Pension Plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof, shall occur" with the phrase "an event with respect to any Canadian Pension Plan (other than the failure to pay the Special Amortization Payments) which would entitle any Person (without the consent of the applicable Credit Party) to wind-up or terminate any Canadian Pension Plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof, shall occur".

(n)          The Lenders and the Administrative Agent hereby waive any Event of Default arising out of the failure of the interest payment required to have been made under the Credit Agreement on May 21, 2009 to have been made in a timely manner.

SECTION 2.       Conditions Precedent.

(a)          Sections 1(h), (i) and (j) of this Amendment shall become effective as of the date hereof when, and only when, (i) the Agent shall have received counterparts of this Amendment executed by each of the parties hereto and (ii) the U.S. Bankruptcy Court shall have entered the Final Order, which shall authorize and approve, in addition to the matters specified in Section 5.01(n)(i) of the Credit Agreement, this Amendment and its provisions, and shall not have been vacated, reversed or stayed or, without the consent of the Required Lenders, modified or amended.

(b)          Except as set forth in clause 2(a) above with respect to Sections 1(h), (i) and (j), Section 1 of this Amendment shall become effective as of the date hereof when, and only when, (i) the Agent shall have received counterparts of this Amendment executed by each of the parties hereto, (ii) the U.S. Bankruptcy Court shall have entered the Final Order, which shall authorize and approve, in addition to the matters specified in Section 5.01(n)(i) of the Credit Agreement, this Amendment and its provisions, and (iii) the Canadian Bankruptcy Court shall have entered an order which shall authorize and approve this Amendment and its provisions, and each of the orders referred to in clauses (ii) and (iii) above shall not have been vacated, reversed or stayed or, without the consent of the Required Lenders, modified or amended.

SECTION 3.       Representations and Warranties of the Borrowers. Each of the Borrowers hereby represents and warrants to the Agent and the Lenders as follows:

(a)          The execution, delivery and performance by such Borrower of this Amendment and the Credit Agreement (as amended hereby), and the transactions contemplated hereby and thereby, are within such Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) such Borrower's charter or by-laws or (ii) any law or contractual restriction binding on or affecting such Borrower, and do not result in or require the creation of any Lien upon or with respect to any of its properties.

(b)          No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Borrower of this Amendment or the Credit Agreement (as amended hereby), or for the perfection of or the exercise by the Agent or any Lender of their respective rights and remedies under the Loan Documents (as amended hereby).

(c)          This Amendment and the Credit Agreement (as amended hereby) have been duly executed and delivered by such Borrower. This Amendment, together with the Credit Agreement (as amended hereby), are the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to general equitable principles.

SECTION 4.       Reference to and Effect on the Loan Documents, Etc.

(a)          On and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in each of the other Loan Documents to the Credit Agreement, "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(b)          The Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

SECTION 5.       Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 6.       Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York and, to the extent applicable, the Bankruptcy Codes.

[Signature pages follow]

                        IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Very truly yours,

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Administrative Agent And Collateral Agent

By:	/s/ James D. Heaney
Name:	James D. Heaney
Title:	Managing Director

Required Lenders:

AVENUE INVESTMENTS, L.P., as a Lender

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	President and Managing Partner

ODYSSEY AMERICA REINSURANCE CORPORATION, as a Lender

NSPIRE RE LIMITED, as a Lender

TIG INSURANCE COMPANY, as a Lender

THE NORTH RIVER INSURANCE COMPANY, as a Lender

By: Hamblin Watsa Investment Counsel Ltd., as Investment Manager for each of the foregoing

By:	/s/ Paul Rivett
Name:	Paul Rivett
Title:	Vice President and Chief Operating Officer

Borrowers:

ABITIBIBOWATER INC.

By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Senior Vice President, Corporate Affairs and Chief Legal Officer

BOWATER INCORPORATED

By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Vice President and Secretary

BOWATER CANADIAN FOREST PRODUCTS INC.

By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Vice President and Secretary